Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206-545-5537 or Karin Van Vleet, 206-925-1382

Contact: Safeco Media Relations

Paul Hollie, 206-545-3048

SAFECO SELLS U-DISTRICT COMPLEX TO UNIVERSITY OF WASHINGTON

SEATTLE – (Aug. 28, 2006) – Safeco (NASD: SAFC) today announced the sale of its headquarters complex in Seattle’s University District to the University of Washington for $130 million.

The sale follows Safeco’s previously announced strategy to lease rather than own space and consolidate its Puget Sound operations in downtown Seattle. The company received bids from several entities nationwide during its three-month marketing period.

Safeco is expected to recognize a pre-tax gain on the sale of its property in Seattle of approximately $107 million.

Safeco announced the sale of its Redmond campus to Microsoft in January 2006. In May, the company confirmed plans to move its corporate headquarters to leased space at 1001 Fourth Avenue and its Northwest region office to the Second & Seneca building, both in downtown Seattle.

The sale to the University of Washington is expected to close at the end of September 2006. Safeco intends to maintain occupancy in the complex by leasing the buildings from the University of Washington through the end of 2007. Most Safeco employees based in the U-District will move to downtown locations by fall 2007. Approximately 700 employees will remain in the U-District in other leased space.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.

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